Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Q4 COMP SALES ACCELERATE TO 13.4% WITH 8% TRANSACTION GROWTH

NEWPORT BEACH, Calf. – February 4, 2020 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and fiscal year ended December 31, 2019.

Fourth quarter highlights, year over year:

•	Revenue increased 17.6% to $1.4 billion
•	Comparable restaurant sales increased 13.4% with no net impact from loyalty deferral, and included 8.0% comparable restaurant transactions growth
•	Digital sales grew 78.3% and accounted for 19.6% of sales
•	Restaurant level operating margin was 19.2%, an increase of 220 bps
•

Diluted earnings per share was $2.55, net of a $0.31 after-tax impact from expenses related to legal, corporate restructuring, and certain other costs, a 121.7% increase from $1.15. Adjusted diluted earnings per share excluding these charges was $2.86, a 66.3% increase from $1.72.[1]

•	Opened 80 new restaurants including one relocation, and closed three

Full year 2019 highlights, year over year:

•	Revenue increased 14.8% to $5.6 billion
•	Comparable restaurant sales increased 11.1%, net of 20 bps from loyalty deferral, and included 7.0% comparable restaurant transactions growth
•	Digital sales grew 90.3% and accounted for 18.0% of sales
•	Restaurant level operating margin was 20.5%, an increase of 180 bps
•

Diluted earnings per share was $12.38, net of a $1.67 after-tax impact from expenses related to legal, corporate restructuring, restaurant closure costs, and certain other costs, a 96.2% increase from $6.31. Adjusted diluted earnings per share excluding these charges was $14.05, a 55.1% increase from $9.06.[1]

•	Opened 140 new restaurants including two relocations, and closed seven

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“We had a strong ending to 2019 as Q4 marks the eighth-consecutive quarter of accelerating comparable sales, which highlights that running great restaurants with the right leaders and the right culture is delivering outstanding financial performance,” said Brian Niccol, Chief Executive Officer, Chipotle. “For the full year, Chipotle’s average unit volumes exceeded $2.2 million and digital sales surpassed a billion dollars, showing that our key strategies are working, and the Chipotle brand is thriving as we build a sustainable model that helps cultivate a better world.”

Fourth quarter 2019 results:

Revenue for the quarter was $1.4 billion, an increase of 17.6% from the fourth quarter of 2018. The increase in revenue was driven by a 13.4% increase in comparable restaurant sales and new restaurant openings. Comparable restaurant sales included no net impact from our rewards program as deferred revenue was essentially offset by redemptions and a refined breakage rate assumption for chips and guacamole. Comparable restaurant sales improved primarily as a result of an 8.0% transaction growth, as well as a 5.4% increase in the average check.

We opened a record 80 new restaurants including one relocation during the quarter and closed three. This included 46 Chipotlanes resulting in a total of 66 Chipotlanes at year-end. For 2020, we anticipate opening 150-165 new restaurants with more than half including a Chipotlane.

Food, beverage and packaging costs were 33.1% of revenue, a decrease of 10 bps compared to the fourth quarter of 2018. The decrease was primarily due to the benefit of menu price increases and to a lesser extent favorable avocado pricing, partially offset by increased costs of several other ingredients, including carne asada and expenses related to loyalty.

Restaurant level operating margin was 19.2% in the quarter, an improvement from 17.0% in the fourth quarter of 2018.  The improvement was driven primarily by leverage from the comparable restaurant sales increase, partially offset by wage inflation at the crew level and increased delivery expense.

General and administrative expenses were $112.4 million on a GAAP basis, or $106.4 million on a non-GAAP basis, excluding $3.6 million net related to several legal matters and $2.3 million related to transformation expenses. Included in the legal matters this quarter was a $10 million reserve related to the US Attorney’s investigation that began in January 2016. This brings the total reserve to $25 million.  We believe this amount is a reasonable estimate of what we may be expected to pay to settle this matter. While there can be no assurance that a settlement will be reached, we have been cooperating with the investigation and are in discussions to resolve this matter. GAAP and non-GAAP general and administrative expenses for the fourth quarter of 2019 also included underlying general and administrative expenses totaling $74.9 million, $25.4 million related to non-cash stock compensation, $4.5 million related to higher bonus accruals from our strong operating performance and payroll taxes, and $1.6 million related to our upcoming All Manager Conference.

The GAAP effective tax rate was 28.3% in the fourth quarter of 2019, compared to 26.3% in the fourth quarter of 2018. The increase was primarily due to current year increases in non-deductible executive compensation. On a non-GAAP basis, the 2019 fourth quarter effective tax rate was 27.0%.

Net income for the fourth quarter of 2019 was $72.4 million, or $2.55 per diluted share, compared to net income of $32.0 million, or $1.15 per diluted share, in the fourth quarter of 2018. Excluding the impact of legal expenses, corporate restructuring, and certain other costs, adjusted net income was $81.0 million and adjusted diluted earnings per share was $2.86.

During the quarter, our Board of Directors approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. This repurchase authorization, in addition to approximately $69.4 million available as of December 31, 2019, for repurchases under a previously announced repurchase authorization, may be modified, suspended, or discontinued at any time.

Full year 2019 results:

Revenue for 2019 was $5.6 billion, an increase of 14.8% from 2018. The increase in revenue was driven by a 11.1% increase in comparable restaurant sales net of 20 bps from loyalty deferral, and new restaurant openings. Comparable restaurant sales improved primarily as a result of a 7.0% transaction growth, as well as a 4.1% increase in the average check.

We opened 140 new restaurants during the year, including two relocations, and closed seven, in-line with previous guidance, bringing the total restaurant count at year-end to 2,622.

Food, beverage and packaging costs were 33.1% of revenue, an increase of 20  bps compared to 2018. The increase was driven by higher costs of several ingredients including carne asada, dairy, avocados, and expenses related to loyalty, partially offset by the benefit of menu price increases.

Restaurant level operating margin was 20.5% for 2019, an improvement from 18.7% in 2018. The improvement was driven primarily by leverage from the comparable restaurant sales increase, partially offset by higher food costs, wage inflation at the crew level, increased delivery expense, and increased marketing spend.

General and administrative expenses were $451.6 million on a GAAP basis, or $406.9 million on a non-GAAP basis, excluding $30.8 million net related to several legal matters and $13.9 million related to transformation expenses, restaurant closure costs and certain other costs. GAAP and non-GAAP general and administrative expenses for the full year also included underlying general and administrative expenses totaling $293.0 million, $90.4 million related to non-cash stock compensation, $19.3 million related to higher bonus accruals from our strong operating performance and payroll taxes, and $4.2 million related to our upcoming All Manager Conference.

The GAAP effective tax rate was 23.6% in 2019, compared to 34.2% in 2018. The decrease was primarily due to excess benefits from stock-based compensation and a year over year decrease in tax expense related to expirations of stock-based awards, partially offset by current year increases in non-deductible executive compensation. On a non-GAAP basis, the 2019 full year effective tax rate was 22.4%.

Net income for 2019 was $350.2 million, or $12.38 per diluted share, compared to net income of $176.6 million, or $6.31 per diluted share for 2018. Excluding the impact of legal expenses, corporate restructuring, restaurant asset impairment, and certain other costs, adjusted net income was $397.7 million and adjusted diluted earnings per share was $14.05.

Outlook

For 2020, management is anticipating the following:

•	Mid-single digit comparable restaurant sales growth
•	150 to 165 new restaurant openings
•	An estimated effective full year tax rate between 26% and 29%

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period sales or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.

Conference Call Details

Chipotle will host a conference call to discuss fourth quarter and full year 2019 financial results on Tuesday, February 4, 2020, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 7638969. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,600 restaurants as of December 30, 2019, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 83,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” about our anticipated comparable restaurant sales, effective tax rate and estimated number of new restaurant openings in 2020, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the impact of federal, state or local government regulations relating to our employees, restaurant design and construction, or the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending, or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2019		2018

Revenue	$1,440,224	100.0%	$1,225,061	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	476,769	33.1	406,536	33.2
Labor	381,520	26.5	332,509	27.1
Occupancy	92,970	6.5	88,404	7.2
Other operating costs	212,520	14.8	189,303	15.5
General and administrative expenses	112,416	7.8	103,720	8.5
Depreciation and amortization	55,149	3.8	53,217	4.3
Pre-opening costs	4,986	0.3	1,756	0.1
Impairment, closure costs, and asset disposals	5,738	0.4	10,004	0.8
Total operating expenses	1,342,068	93.2	1,185,449	96.8
Income from operations	98,156	6.8	39,612	3.2
Interest and other income, net	2,840	0.2	3,858	0.3
Income before income taxes	100,996	7.0	43,470	3.5
Provision for income taxes	(28,580)	(2.0)	(11,451)	(0.9)
Net income	$72,416	5.0%	$32,019	2.6%
Earnings per share:
Basic	$2.61		$1.15
Diluted	$2.55		$1.15
Weighted-average common shares outstanding:
Basic	27,769		27,763
Diluted	28,372		27,946

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Year ended December 31,
	2019		2018
	(unaudited)
Revenue	$5,586,369	100.0%	$4,864,985	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,847,916	33.1	1,600,760	32.9
Labor	1,472,060	26.4	1,326,079	27.3
Occupancy	363,072	6.5	347,123	7.1
Other operating costs	760,831	13.6	680,031	14.0
General and administrative expenses	451,552	8.1	375,460	7.7
Depreciation and amortization	212,778	3.8	201,979	4.2
Pre-opening costs	11,108	0.2	8,546	0.2
Impairment, closure costs, and asset disposals	23,094	0.4	66,639	1.4
Total operating expenses	5,142,411	92.1	4,606,617	94.7
Income from operations	443,958	7.9	258,368	5.3
Interest and other income, net	14,327	0.3	10,068	0.2
Income before income taxes	458,285	8.2	268,436	5.5
Provision for income taxes	(108,127)	(1.9)	(91,883)	(1.9)
Net income	$350,158	6.3%	$176,553	3.6%
Earnings per share:
Basic	$12.62		$6.35
Diluted	$12.38		$6.31
Weighted-average common shares outstanding:
Basic	27,740		27,823
Diluted	28,295		27,962

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$480,626	$249,953
Accounts receivable, net	80,545	62,312
Inventory	26,096	21,555
Prepaid expenses and other current assets	57,076	54,129
Income tax receivable	27,705	-
Investments	400,156	426,845
Total current assets	1,072,204	814,794
Leasehold improvements, property and equipment, net	1,458,690	1,379,254
Restricted cash	27,855	30,199
Operating lease assets	2,505,466	-
Other assets	18,450	19,332
Goodwill	21,939	21,939
Total assets	$5,104,604	$2,265,518
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$115,816	$113,071
Accrued payroll and benefits	126,600	113,467
Accrued liabilities	155,843	147,849
Unearned revenue	95,195	70,474
Current operating lease liabilities	173,139	-
Income tax payable	-	5,129
Total current liabilities	666,593	449,990
Deferred rent	-	330,985
Long-term operating lease liabilities	2,678,374	-
Deferred income tax liabilities	37,814	11,566
Other liabilities	38,797	31,638
Total liabilities	3,421,578	824,179
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2019 and 2018, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,323 and 35,973 shares issued as of December 31, 2019 and 2018, respectively	363	360
Additional paid-in capital	1,465,697	1,374,154
Treasury stock, at cost, 8,568 and 8,276 common shares as of December 31, 2019 and 2018, respectively	(2,699,119)	(2,500,556)
Accumulated other comprehensive loss	(5,363)	(6,236)
Retained earnings	2,921,448	2,573,617
Total shareholders' equity	1,683,026	1,441,339
Total liabilities and shareholders' equity	$5,104,604	$2,265,518

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2019	2018
	(unaudited)
Operating activities
Net income	$350,158	$176,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	212,778	201,979
Amortization of operating lease assets	163,952	-
Deferred income tax (benefit) provision	29,962	10,585
Impairment, closure costs, and asset disposals	15,402	61,987
Bad debt allowance	33	125
Stock-based compensation expense	91,396	69,164
Other	(10,592)	(2,918)
Changes in operating assets and liabilities:
Accounts receivable	(2,630)	(8,298)
Inventory	(4,530)	(1,722)
Prepaid expenses and other current assets	(23,066)	(3,811)
Other assets	2,818	(2,005)
Accounts payable	(973)	32,080
Accrued payroll and benefits	11,759	29,568
Accrued liabilities	36,543	14,831
Unearned revenue	30,400	6,829
Income tax payable/receivable	(32,083)	14,439
Deferred rent	-	21,297
Operating lease liabilities	(151,557)	-
Other long-term liabilities	1,862	869
Net cash provided by operating activities	721,632	621,552
Investing activities
Purchases of leasehold improvements, property and equipment	(333,912)	(287,390)
Purchases of investments	(448,754)	(485,188)
Maturities of investments	476,723	385,000
Proceeds from sale of equipment	13,969	-
Net cash used in investing activities	(291,974)	(387,578)
Financing activities
Acquisition of treasury stock	(190,617)	(160,937)
Tax withholding on stock-based compensation awards	(10,420)	(5,411)
Stock plan transactions and other financing activities	(698)	(187)
Net cash used in financing activities	(201,735)	(166,535)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	406	(1,457)
Net change in cash, cash equivalents, and restricted cash	228,329	65,982
Cash, cash equivalents, and restricted cash at beginning of period	280,152	214,170
Cash, cash equivalents, and restricted cash at end of period	$508,481	$280,152
Supplemental disclosures of cash flow information
Income taxes paid	$109,571	$67,053
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$36,886	$30,870
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$-	$2,474

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2019	2019	2019	2019	2018
Number of restaurants opened	80	25	20	15	40
Restaurant closures	(3)	(1)	(1)	(2)	(8)
Restaurant relocations	(1)	(1)	-	-	(4)
Number of restaurants at end of period	2,622	2,546	2,523	2,504	2,491
Average restaurant sales	$2,221	$2,154	$2,099	$2,048	$2,004
Comparable restaurant sales increase	13.4%	11.0%	10.0%	9.9%	6.1%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

The following table provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, distinct legal proceedings, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding distinct legal proceedings and transformation expenses. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$72,416	$32,019	$350,158	$176,553
Non-GAAP adjustments:
Restaurant closure costs:
Operating lease asset impairment and other restaurant closure costs(1)	2,523	5,931	3,285	35,752
Accelerated depreciation(2)	-	1,027	109	6,570
Duplicate rent expense(3)	229	-	1,270	-
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(4)	-	348	1,719	15,571
Accelerated depreciation(2)	-	283	83	720
Duplicate rent expense(3)	944	1,565	4,045	2,518
Employee related restructuring costs(5)	1,176	12,178	8,552	24,534
Legal expenses, net(6)	3,635	-	30,785	-
Other adjustments(7)	1,431	1,396	4,469	5,040
Total non-GAAP adjustments	$9,938	$22,728	$54,317	$90,705
Tax effect of non-GAAP adjustments(8)	(1,332)	(6,694)	(6,810)	(13,852)
After tax impact of non-GAAP adjustments	$8,606	$16,034	$47,507	$76,853
Adjusted net income	$81,022	$48,053	$397,665	$253,406

Diluted weighted-average number of common shares outstanding	28,372	27,946	28,295	27,962
Diluted earnings per share	$2.55	$1.15	$12.38	$6.31
Adjusted diluted earnings per share	$2.86	$1.72	$14.05	$9.06

(1) Operating lease asset impairment charges, and other closure expenses for restaurant closures due to underperformance.
(2) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.

(3) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants for the announced restaurant closures in June 2018.

(4) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.
(6) Charges relate to settlements for several distinct legal matters, net of reversals of prior amounts. These amounts are expected to exceed typical costs for these types of legal proceedings.

(7) The three months ended December 31, 2019, consists of interest expense related to an uncertain tax position for the 2017 data breach. The year ended December 31, 2019, consists of an asset impairment charge related to our company-owned aircraft and interest expense related to an uncertain tax position for the 2017 data breach.

(8) The three months ended December 31, 2019, includes a write-off of deferred tax assets related to expired share awards of $940.  The year ended December 31, 2019, includes a write-off of deferred tax assets related to expired share awards of $2,523.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

	Three months ended	Twelve months ended
	December 31, 2019	December 31, 2019
General and administrative expenses	$112,416	$451,552
Non-GAAP adjustments:
Legal expenses, net(1)	(3,635)	(30,785)
Transformation expenses(2)	(2,349)	(13,867)
Total non-GAAP adjustments	$(5,984)	$(44,652)
Adjusted general and administrative expenses	$106,432	$406,900

(1) Charges relate to settlements for several distinct legal matters, net of reversals of prior amounts. These amounts are expected to exceed typical costs for these types of legal proceedings.

(2) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,173 an $5,315 for the three and twelve months ended December 31, 2019, respectively and employee related restructuring costs of $1,176 and $8,552 for the three and twelve months ended December 31, 2019, respectively.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,	Year ended December 31,
	2019	2019
Effective income tax rate	28.3%	23.6%
Tax effect of non-GAAP adjustments	(1.3)	(1.2)
Adjusted income tax rate	27.0%	22.4%